Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (this “Amendment”) is entered into as of the 27th day of March, 2008, by and between Avon Products, Inc., a New York corporation (the “Corporation”), and Brian Connolly (the “Executive”).

WHEREAS, the parties hereto previously entered into an employment agreement dated as of March 23, 2007 (the “Employment Agreement”); and

WHEREAS, the Executive has since announced his intent to retire from employment with the Corporation on March 31, 2008; and

WHEREAS, in order to comply with recent guidance issued under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the parties hereto wish to amend the Employment Agreement solely for the purpose of complying with Section 409A in accordance with the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The third sentence in the second paragraph of Section 5(b) of the Employment Agreement is hereby deleted in its entirety.

2. Sections 5(b)(i), 5(b)(ii), and 5(b)(iii) of the Employment Agreement are hereby deleted in their entirety and replaced with the following paragraph:

“For purposes of this Agreement, the Separation Date is expected to be, and will be no later than, March 31, 2008. As a severance payment, the Executive will receive his twenty-four (24) months of Base Salary as follows: (A) nine (9) months of Base Salary will be paid in equal bi-weekly installments over the period beginning October 1, 2008 and ending on December 31, 2008; (B) twelve (12) months of Base Salary will be paid in equal bi-weekly installments over the period beginning January 1, 2009 and ending on May 31, 2009; and (C) three (3) months of Base Salary will be paid in a lump sum in June 2009.

3. The last two sentences of Section 5(b) of the Employment Agreement are hereby deleted in their entirety and replaced with the following:

“In addition to the cash payments specified above in this Section 5(b), the Executive will be entitled to continued coverage under the Corporation’s medical, dental, and life insurance plans through May 31,

2009. The continuation of all other perquisites will be subject to the Corporation’s standard severance terms and conditions then in effect and as they may be amended by the Corporation from time to time.”

4. The last sentence of Section 5(c)(i) of the Employment Agreement is hereby deleted and replaced with the following:

“Such special MIP award may not be deferred into the Avon Products, Inc. Deferred Compensation Plan (the “DCP”). Such special MIP award will be paid to the Executive by the Corporation during the calendar year following the calendar year in which the Executive’s Separation Date occurs, but in no event during the six-month period immediately following the Separation Date.”

5. Section 5(c)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) SERP Benefits. This Section 5(c)(ii) is an “Outside Agreement” under Section 4.6 of the Supplemental Executive Retirement and Life Plan of Avon Products, Inc. (the “SERP”). Capitalized terms used in this Section 5(c)(ii) but not defined herein shall have the meaning set forth in the SERP. For purposes of this Section 5(c)(ii), “Severance Period” shall mean the period of time beginning on the day after the Executive’s Separation Date and continuing through the last day on which the Executive receives a payment under Section 5(b) above, if any, but in no event later than May 31, 2009.

Except with the written consent of the Executive, no amendment to the SERP after March 23, 2007 will reduce the amount of the SERP benefits payable to the Executive (or his Beneficiary or Dependent Children) under the terms of this Section 5(c)(ii).

In order to comply with Internal Revenue Code Section 409A, this agreement makes certain changes to the SERP and, for purposes of Section 409A compliance, this agreement will be deemed to have amended the non-conforming provisions of the SERP. To the extent that the provisions of the SERP are inconsistent with the terms of this agreement, the terms of this agreement will control. By entering into this agreement, the Executive (I) acknowledges that his SERP benefits will be payable in accordance with the provisions of this agreement, (II) consents to the amendments to the SERP contained in this agreement, and (III) waives any rights to benefits that the Executive otherwise may have under Section 10 of the SERP by virtue of the amendments contained in this agreement. The Executive also waives any rights that he may have under the rabbi trust agreement that may provide a source of SERP benefits. By virtue of receiving benefits under the SERP, the Executive will not be entitled to any retirement benefit under the Benefit Restoration Pension Plan of Avon Products, Inc. (the “BRP”) and hereby waives any right that he may otherwise have to a benefit under the BRP.

Supplemental Retirement Allowance

Provided that the Executive does not resign (except for a Constructive Termination) or is not terminated for “Cause” before March 31, 2008, the Executive’s Supplemental Retirement Allowance (SERP retirement benefits) will be calculated as follows:

(I) 2% of the Executive’s Average Final Compensation (in determining Average Final Compensation, the SERP will include the Executive’s severance pay paid during the Severance Period, and in no event will the Executive’s “compensation” in 2008 and 2009 for this purpose be less than $600,000 for each year) multiplied by the Executive’s Creditable Service up to twenty-five (25) years; plus

(II) 1% of the Executive’s Average Final Compensation (in determining Average Final Compensation, the SERP will include the Executive’s severance pay paid during the Severance Period, and in no event will the Executive’s “compensation” in 2008 and 2009 for this purpose be less than $600,000 for each year) multiplied by the Executive’s Creditable Service in excess of twenty-five years (where Creditable Service includes the Executive’s years of service during the Severance Period); minus

(III) the Actuarial Equivalent of the benefit that would be payable to the Executive as a single life annuity under the PRA on June 1, 2009, as if the Executive elected to receive his benefit at such time in such form, regardless of whether the Executive actually elects to begin payment of his benefits under the PRA on June 1, 2009 and regardless of the form of payment the Executive actually elects under the PRA.

The Supplemental Retirement Allowance is payable beginning June 2009. The Supplemental Retirement Allowance will be payable as follows: (A) 80% of the benefit as a lump-sum benefit payable in June 2009; and (B) 20% of the benefit in sixty (60) equal monthly installments beginning in June 2009.

If the Executive resigns (except for a Constructive Termination) before March 31, 2008 or is terminated for “Cause,” his Supplemental Retirement Allowance will be equal to the benefit he would have received under the BRP on such date had he been eligible for the BRP, in accordance with the benefit calculation terms of the BRP on his Separation Date. The Supplemental Retirement Allowance in such circumstances will be payable beginning in June 2009. The Supplemental Retirement Allowance as herein calculated in this paragraph will be payable as follows: (A) 80% of the benefit as a lump-sum benefit payable in June 2009; and (B) 20% of the benefit in sixty (60) equal monthly installments beginning in June 2009.

The Supplemental Retirement Allowance described in this Section 5(c)(ii) overrides the provisions of the SERP where there is a conflict.

Beneficiary Allowance

In the event that the Executive should die (i) while actively employed with the Corporation, or (ii) after such employment ends but before the Supplemental Retirement Allowance begins to be paid to him in June 2009 (unless such employment ends due to a resignation by the Executive (other than a Constructive Termination) before March 31, 2008 or a termination by the Corporation with “Cause”), then the Executive’s Beneficiary will receive a Beneficiary Allowance (SERP death benefit) beginning in June 2009. In such case, the Beneficiary Allowance will be payable to the Executive’s Beneficiary as if the Executive continued to receive Creditable Service and severance pay includible in Average Final Compensation through May 31, 2009, and the Beneficiary will receive a Beneficiary Allowance in the same form and in the same amount as if the Executive then began to receive his Supplemental Retirement Allowance. If the Executive dies after the actual Supplemental Retirement Allowance begins to be paid to him, then no Beneficiary Allowance will be payable.

If the Executive dies after his active employment with the Corporation ends but before June 1, 2009 (and only if such employment ends due to a resignation by the Executive (other than a Constructive Termination) before March 31, 2008 or a termination by the Corporation with “Cause”), then the Executive’s Beneficiary will be entitled to a Beneficiary Allowance equal to the amount that the Executive would have received under the BRP on such date had he been eligible for the BRP, in accordance with the benefit calculation terms of the BRP on the date of his employment termination as if the Executive’s Beneficiary was his beneficiary under the BRP. The time of payment and form of such Beneficiary Allowance shall continue to be as set forth in the previous paragraph.

Unless the Executive elects in writing otherwise prior to his death, his Beneficiary is deemed to be his spouse. In the event that the Executive elects for a trust or his estate to be his Beneficiary, then the Beneficiary Allowance will be determined as if the Beneficiary (his trust or estate) were five (5) years younger than him on the date of his death.

The Beneficiary Allowance described in this Section 5(c)(ii) overrides the provisions of Sections 5.1 and 5.2 of the SERP.

Dependent Child Allowance

In the event that the Executive should die (i) while actively employed with the Corporation, or (ii) after such employment ends but before the Supplemental Retirement Allowance begins to be paid to him in June 2009 (unless such employment ends due to a resignation by the Executive (other than a Constructive Termination) before March 31, 2008 or a termination by the Corporation with “Cause”), each “Dependent Child” at the time of the Executive’s death, for up to four (4) such children, will receive an annual Dependent Child Allowance (the SERP dependent child death benefit) beginning in the first month following the Executive’s death. This Dependent Child Allowance will continue to be paid to each such Dependent Child on each anniversary of the initial payment date as long as such child remains a “Dependent Child” on the subsequent payment date. After the date of the Executive’s death, no individual can become a “Dependent Child.” The Dependent Child Allowance is payable in addition to the death benefit described in the “Beneficiary Allowance” subsection above. If the Executive dies (A) after his active employment with the Corporation ends but before June 1, 2009 (and only if such employment terminated due to a resignation by the Executive (other than a Constructive Termination) before March 31, 2008 or a termination by the Corporation with “Cause”), or (B) after the Supplemental Retirement Allowance begins to be paid to him, then no Dependent Child Allowance will be payable.

A “Dependent Child” is a child of the Executive that is unmarried and either: (I) has not attained age 21 at the time of the Executive’s death; or (II) is Incapacitated and has not attained age 25 at the time of the Executive’s death. “Incapacitated” is defined in accordance with a child’s eligibility for federal SSI benefits and means that the Executive’s child has a physical or mental condition(s) on the date of the Executive’s death that began prior to the child’s attainment of age 19, that very seriously limits his or her activities, and that has lasted or can be expected to last for one year or to result in his or her death. A “child” for these purposes is a child born to or legally adopted by the Executive as of the date of the Executive’s death.

The amount of the annual Dependent Child Allowance is equal to ten percent (10%) of the monthly Beneficiary Allowance, determined as if such Beneficiary Allowance were payable as a monthly single life annuity, multiplied by twelve (12). In the event that the Beneficiary of the Beneficiary Allowance is the Executive’s spouse, the amount specified in this paragraph as being payable to each Dependent Child will be increased to add an additional ten percent (10%) of the amount payable to the Executive’s spouse under the PRA.

If there are more than four Dependent Children, the total amount otherwise payable to the four Dependent Children shall be divided equally among all Dependent Children at the time such payment is made. When a child ceases to be a Dependent Child, the total allowance then payable will be reallocated among the remaining Dependent Children to the extent applicable; provided that no Dependent Child shall be entitled to an allowance in excess of the benefit set forth above.

The Dependent Child Allowance described in this Section 5(c)(ii) overrides Section 5.3 of the SERP.”

6. A new Section 5(c)(iv) is hereby added to the Employment Agreement as follows:

“SLIP Benefits. The Executive will continue to participate in the SLIP portion of the SERP plan document (the “SLIP”) while he is actively employed by the Corporation, and during the period up to and including May 31, 2009 during which he is receiving severance payments, if any. In order to comply with Internal Revenue Code Section 409A, this agreement makes certain changes to the SLIP and, for purposes of Internal Revenue Code Section 409A compliance, this agreement will be deemed to have amended the non-conforming provisions of the SLIP. To the extent that the provisions of the SLIP are inconsistent with the terms of this agreement, the terms of this agreement will control. By signing this agreement, the Executive consents to the amendments to the SLIP contained in this agreement, and waives any rights to the benefits that he otherwise may have under Section 10 of the SERP (relating to the SLIP) by virtue of the amendments contained in this agreement.

The Executive’s SLIP benefit will become payable if the Executive dies while he is actively employed by the Corporation, or during the period up to and including May 31, 2009 during which he is receiving severance payments, if any, provided that the Executive does not resign from employment (except for a Constructive Termination) prior to March 31, 2008 and is not terminated for “Cause.” In all other circumstances, no SLIP benefit will be payable. If the SLIP benefit becomes payable due to the Executive’s death, the SLIP benefit payable to the Executive’s Beneficiary will be $1,000,000.”

7. The first sentence of the penultimate paragraph in Section 7(g) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“If at the time of a payment of the DCP benefit, the Executive has not violated the covenants of this agreement, the Executive’s DCP benefit will be deemed to be paid to him but the Executive hereby assigns and agrees to pay the Corporation from the DCP benefit payment an amount equal to the entire DCP benefit amount, or, if lesser: (a) twenty-four months’ of Base Salary; multiplied by (b) a fraction, the numerator of which is 29 minus the number of full months that have occurred since the Separation Date (the “DCP Assigned Amount”), and the denominator of which is 29.”

8. The fourth sentence of the penultimate paragraph in Section 7(g) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Such payment will be made to the Executive by the Corporation within ten (10) business days following, and no earlier than, the 29-month anniversary of the Separation Date.”

9. A new paragraph is hereby added to the end of Section 9 of the Employment Agreement as follows:

“In order to avoid unfavorable tax treatment for participants, including the Executive, the Corporation must amend the SERP and the

SLIP (and the related rabbi trust agreement) to comply with Section 409A. In order to amend these plans, the documents require consent from each participant. By signing this agreement, the Executive acknowledges that his SERP and SLIP benefits will be payable in accordance with this agreement and the Executive is waiving his right to approve and consent to the amendments that will be made to the SERP, the SLIP document, and the related rabbi trust document, including to comply with Section 409A, and such amendments may be made to such documents without the Executive’s consent.”

10. Continued Validity of the Employment Agreement. Except as amended and superseded by this Amendment, the Employment Agreement will remain in full force and effect, will continue to bind the parties hereto, and will continue to govern the terms and conditions of the Executive’s continued employment with the Corporation. To the extent that the terms of this Amendment conflict or are inconsistent with the terms of the Employment Agreement, the terms of this Amendment will govern.

11. Effect of Equity Awards and Other Benefits. This Amendment will not supersede, or otherwise derogate from, any restrictive covenant or other obligation that the Executive may have under any equity award granted to the Executive by the Corporation or in any Corporation benefit plan in which the Executive participates (for example, forfeiture provisions and/or obligations with respect to competition and confidentiality assumed by the Executive in connection with his stock option awards, Section 9.5 of the SERP, and Section 4.7 of the BRP).

12. Amendment Effective Date. This Amendment will become binding and effective once both parties hereto have executed this Amendment.

13. Severability. The provisions of this Amendment are severable and it is the intent of the parties hereto that the provisions of this Amendment be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. The invalidity or unenforceability of any provision of this Amendment will not affect the validity or enforceability of any other provision of this Amendment.

14. Governing Law; Jurisdiction. This Amendment will be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. Any action at law or in equity for the enforcement of this Amendment, by either party, shall be instituted only in state or federal court having proper jurisdiction located within the State of New York, County of New York.

15. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

16. Successors. This Amendment is personal to the Executive and, without the written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Amendment shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Amendment shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to assume this Amendment in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Executive has signed this Amendment, and the Corporation has caused this Amendment to be signed in its name and on its behalf, all effective as of the day and year first written above.

AVON PRODUCTS, INC.

By:	/s/ Lucien Alziari
Name:	Lucien Alziari
Title:	SVP, HR

BRIAN CONNOLLY

/s/ Brian Connolly

EXHIBIT A – GENERAL RELEASE

In consideration of the special severance benefits being provided to me under my employment agreement dates March 23, 2007, as it was amended in March 2008 (collectively, the “Agreement”), I agree, on behalf of myself and my heirs, executors, administrators, and assigns, to forever release, dismiss, and discharge (except as provided by the terms and conditions of the Agreement) Avon Products, Inc. (“Avon” or the “Company”) and its affiliated companies and their respective current and former officers, directors, associates, employees, agents, employee benefit plans, employee benefit plan fiduciaries, employee benefit plan trustees, shareholders, and assigns, each and all of them in every capacity, personal and representative (collectively referred to as the “Avon Released Parties”), from any and all actions, causes of action, claims, demands, judgments, charges, contracts, obligations, debts, and liabilities of whatever nature (“Losses”), that I and my heirs, executors, administrators, and assigns have or may hereafter have against the Avon Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including, without limitation, my employment relationship with Avon and the termination of such relationship, all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, any breach of contract, wrongful discharge, tort, breach of common-law duty, breach of fiduciary duty and violation of laws prohibiting any form of employment discrimination or other unlawful employment practice, including without limitation: the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”); the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.; the National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq.; the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq.; New York Human Rights Law, as amended, N.Y. Exec. Law §§ 290 et seq.; the New York City Human Rights Law, as amended, N.Y.C. Admin. Code §§ 8-101 et seq.; and any other equivalent federal, state, or local statute, rule, or regulation; provided that I do not release or discharge the Avon Released Parties (i) from any Losses arising under the ADEA that arise after the date on which I execute this general release, and (ii) from any claims for a breach by the Company of its obligations under the Agreement. It is understood that nothing in this general release shall preclude or prevent me from challenging the validity of this general release solely with respect to my waiver of any Losses arising under the ADEA on or before the date on which I execute this general release. It is further understood that nothing in this general release is to be construed as an admission on behalf of the Avon Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.

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It also is understood that this release does not release the Avon employee benefit plans from any claims for vested benefits that I have under the terms of any of the Company’s employee benefit plans applicable to me.

I represent and warrant that I have not filed any complaint, charge, claim, or proceeding against any of the Avon Released Parties before any federal, state, or local agency, court, or other body relating to my employment and the cessation thereof. I further agree that, if I or any other person files an action, complaint, charge, claim, or proceeding against any of the Avon Released Parties, I will not seek or accept any monetary relief in such action, complaint, charge, claim, or proceeding.

I further represent and understand that by signing this release, I agree that I will, as may be reasonably requested from time to time by Avon, (i) advise and consult on matters within or related to my expertise and knowledge in connection with the business of Avon, (ii) make myself available to Avon to respond to requests for information concerning matters involving facts or events relating to Avon, and (iii) assist with respect to pending and future litigation, investigations, arbitration, or other dispute resolution matters. In agreed upon circumstances, I understand that if the Salary Continuation Period is still continuing, I will be reimbursed for reasonable out-of-pocket expenses only. In agreed upon circumstances, I understand that if the Salary Continuation Period has ended, I will be paid at the rate of my current salary as of my last day of active employment for time expended by me at Avon’s request on such matters, and that I will receive reimbursement for reasonable out-of-pocket expenses incurred in connection with such assistance. I understand that I will not be credited with any compensation, service or age credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of Avon.

I further represent and warrant that I fully understand the terms of this general release, that I have been encouraged to seek the benefit of advice of counsel, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as my own free act. I understand that as a result of executing this general release, I will not have the right to assert that Avon or any other Avon Released Party unlawfully terminated my employment or violated any of my rights in connection with my employment.

I understand that in the event Avon receives any inquiries from prospective employers, it shall be the policy of Avon to respond by advising that Avon’s policy is to provide information only as to service dates and positions held and by providing such information.

I acknowledge that I am hereby being advised by Avon to consult with

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legal counsel before signing this general release. Further, I have 45 days to consider whether to sign this general release, during which time Avon will not change or revoke the offer contained in the Agreement. I understand that if I do not execute this general release and return it to Avon within 7 days of the date on which I received the Agreement, then I will not be entitled to any benefits under the Agreement. As long as I sign and return this general release and the Agreement within such time period, I will have seven days immediately thereafter to revoke my decision by delivering written notice of such revocation to the Senior Vice-President Human Resources. If I do not revoke my decision during that seven-day period, then this general release and the Agreement will become effective on the eighth day.

This general release shall be governed by the laws of the State of New York without giving effect to its conflict of laws principles and federal law where applicable.

3/27/2008	/s/ Brian Connolly
Date	Signature

Brian Connolly
Print Name

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